Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT, dated October 30, 2024 (this “Amendment”), by and between James P. McCormick (the “Executive”) and Western Acquisition Ventures Corp. (the “Company”).

WHEREAS, the Executive and the Company entered into that certain employment agreement, dated December 27, 2023 (the “Agreement”); and

WHEREAS, the Executive and the Company desire to amend certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the premises and for such other valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows (capitalized terms used herein but not otherwise defined herein or amended hereby shall have the meanings assigned to them in the Agreement):

1.	Amendments. Paragraph 1 of the Agreement shall be amended and restated in its entirety as follows:

1.	COMPENSATION. In consideration for the services provided by the Executive until the closing (the “Closing”) of the planned business combination (the “Business Combination”) between the Company and Cycurion, Inc. (the “Target”), the Company agrees to pay the Executive total compensation of $200,000 (the “Executive Compensation”). The payment of the Executive Compensation will be divided into two parts:

a.	Closing Payment: The Company agrees to pay the Executive $40,000 in cash at Closing.

b.	Capital Raise Payment: The Company agrees to pay the Executive the balance of the Executive Compensation, or $160,000, in cash from the proceeds (the “Proceeds”) that the Company receives from any capital raising transaction following the Closing (each a “Capital Raise”), including the proceeds from the contemplated equity line of credit, to be entered into by and among the Company, the Target and the investors named therein; provided that the Company shall only be obligated to apply up to 15% of the Proceeds from each Capital Raise until the Executive Compensation has been paid in full.

The Closing Payment is conditioned on the Closing of the Business Combination, and full payment of the balance of the Executive Compensation is conditioned on the Company’s receipt of Proceeds of not less than $1,066,666.67; provided that, if the Proceeds are less than this amount, the Executive shall receive a cash payment equal to 15% of such lesser amount of Proceeds.

2. Agreement Otherwise Unchanged. Except as herein provided, the Agreement shall remain unchanged, and each reference to the Agreement, and words of similar import in the Agreement, each as amended hereby, respectively, shall be a reference to the Agreement, as amended hereby, and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.

3. GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

4. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed and delivered by its duly authorized officer as of the date first written.

WESTERN ACQUISITION VENTURES CORP.

By:	/s/ James P. McCormick
Name: James P. McCormick
Title: Chief Executive Officer

By:	/s/ James P. McCormick
Name: James P. McCormick

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ACCEPTED ON BEHALF OF RESPONSIBLE PARTY:

CYCURION, INC.

By:	/s/ Alvin McCoy, III
Name: Alvin McCoy, III
Title: Chief Financial Officer

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